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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                 ---------------


                                   FORM 8-A/A
                                 AMENDMENT NO.1



                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                       ADVANCED FIBRE COMMUNICATIONS, INC.
               (Exact name of registrant as specified in charter)


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               DELAWARE                                  0-28734                         68-0277743
(State of incorporation or organization)               (Commission                      (IRS Employer
                                                       File Number)                   Identification No.)
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               One Willow Brook Court, Petaluma, California, 94954
                    (Address of principal executive offices)


       Registrant's telephone number, including area code: (707) 794-7700

        Securities to be registered pursuant to Section 12(b) of the Act:

                                      NONE
                                (Title of Class)

        Securities to be registered pursuant to Section 12(g) of the Act:


                         PREFERRED STOCK PURCHASE RIGHTS
                                (Title of Class)



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Item 1.  Description of Registrant's Securities to be Registered.

               On October 19, 1998, Advanced Fibre Communications ("AFC") amended its Rights Agreement, dated May 13, 1998 (the "Rights Plan"), to eliminate those provisions that require that certain actions may only be taken by "Continuing Directors." This Amendment to the Rights Plan was made in response to the Delaware Court of Chancery's recent decision in Carmody v. Toll Brothers, Inc. In the view of the AFC Board of Directors, based on advice of counsel, the Toll Brothers, Inc. decision has cast doubt on the legality under Delaware law of so-called "dead-hand" provisions in many existing shareholder rights plans. Although the opinion related to the denial of a motion to dismiss an action challenging the "dead-hand" provision and not an opinion addressing the actual validity of the provision under Delaware law, the Delaware court stated that a "dead-hand" provision was open to challenge under Delaware law on both statutory and fiduciary grounds. A so-called "dead-hand" provision is a provision which provides that outstanding rights can only be redeemed by "continuing directors," which is generally defined to mean directors who were members of the board at the time the Rights Agreement was adopted and any other person who subsequently becomes a member of the board if such person's nomination for election to the board was recommended or approved by a majority of the continuing directors. While AFC's Rights Plan differs in significant respects from the plan considered in the Toll Brothers case, particularly as regards to the "Continuing Directors" provisions thereof, the Board of Directors believes the disputed validity of these provisions under the Toll Brothers opinion warrants action to amend the Rights Plan. The Form of First Amendment to the Rights Agreement is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 2. Exhibits.

1.      Form of First Amendment to the Rights Agreement.


                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.



                                            ADVANCED FIBRE COMMUNICATIONS, INC.



DATE:  October 29, 1998                     By: /s/ Peter A. Darbee
                                                --------------------------------
                                                Name: Peter A. Darbee
                                                Title: Vice President, Chief
                                                Financial Officer, Treasurer and
                                                Secretary



                                       2.
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                                  EXHIBIT INDEX


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EXHIBIT
NUMBER                        DOCUMENT DESCRIPTION
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
1.        Form of First Amendment to the Rights Agreement.
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                                       3.